Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Ralph Giacobbe
860-787-7968
Ralph.Giacobbe@TheCignaGroup.com

MEDIA CONTACT:
Justine Sessions
860-810-6523
Justine.Sessions@Evernorth.com

The Cigna Group Reports Fourth Quarter and Full Year 2024 Results, Establishes 2025 Outlook and Increases Dividend

•	Total revenues for 2024 increased 27% to $247.1 billion

•	Shareholders’ net income for 2024 was $3.4 billion, or $12.12 per share

•	Adjusted income from operations[1] for 2024 was $7.7 billion, or $27.33 per share

•	2025 adjusted income from operations[1,2] is projected to be at least $7.9 billion, or at least $29.50 per share

•
Board of Directors declared an 8% increase in the quarterly dividend to $1.51 per share and approved an increase of $6.0 billion in incremental share repurchase authorization, bringing total authorization to $10.3 billion

BLOOMFIELD, CT, January 30, 2025 – Global health company The Cigna Group (NYSE: CI) today reported 2024 results, reflecting continued strength in Evernorth Health Services, while Cigna Healthcare results were impacted by higher stop loss medical costs.

“While higher medical costs in our stop loss product impacted fourth quarter earnings, we are taking corrective actions to address these near-term pressures and we are simultaneously taking steps to further advance our long-term growth strategy,” said David M. Cordani, chairman and CEO of The Cigna Group. “Through a dynamic environment, we are continuing to focus on building a sustainable model for healthcare by addressing the areas that matter most to our patients and clients, including greater transparency, support, and value.”

Shareholders’ net income for fourth quarter 2024 was $1.4 billion, or $5.13 per share, compared with $1.0 billion, or $3.49 per share, for fourth quarter 2023.

The Cigna Group's adjusted income from operations1 for fourth quarter 2024 was $1.8 billion, or $6.64 per share, compared with $2.0 billion, or $6.79 per share, for fourth quarter 2023. The decrease was primarily driven by lower contributions from Cigna Healthcare due to higher stop loss medical costs, partially offset by strong contributions from Evernorth Health Services, particularly within Specialty and Care Services.

Shareholders’ net income for 2024 was $3.4 billion, or $12.12 per share, including a non-cash after tax investment loss of $2.7 billion, or $9.53 per share related to the impairment of VillageMD equity securities. This compares with $5.2 billion, or $17.39 per share, for 2023.

The Cigna Group's adjusted income from operations1 for 2024 was $7.7 billion, or $27.33 per share, compared with $7.4 billion, or $25.09 per share, for 2023.

The previously announced divestiture of the Company's Medicare businesses to HCSC is expected to close in the first quarter of 2025.

A reconciliation of shareholders’ net income to adjusted income from operations1 is provided on the following page and on Exhibit 1 of this earnings release.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and reconciliations of total revenues to adjusted revenues3 and shareholders’ net income to adjusted income from operations1:

Consolidated Financial Results (dollars in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Total Revenues	$65,649	$51,114	$247,121	195,265
Net Investment Results from Equity Method Investments[3]	34	35	(204)	57
Special Item related to Impairment of dividend receivable[3]	—	—	182	—
Adjusted Revenues[3]	$65,683	$51,149	$247,099	$195,322

Consolidated Earnings, net of taxes
Shareholders’ Net Income	$1,424	$1,029	$3,434	$5,164
Net Investment (Gains) Losses[1]	(18)	58	2,529	114
Amortization of Acquired Intangible Assets[1]	375	360	1,347	1,413
Special Items[1]	64	552	431	757
Adjusted Income from Operations[1]	$1,845	$1,999	$7,741	$7,448

Shareholders’ Net Income, per share	$5.13	$3.49	$12.12	$17.39
Adjusted Income from Operations[1], per share	$6.64	$6.79	$27.33	$25.09

•
Total revenues for fourth quarter and full year 2024 increased 28% and 27%, respectively, relative to fourth quarter and full year 2023, primarily driven by significant growth in Evernorth Health Services, reflecting large client wins and strong specialty volume growth.

•
Adjusted income from operations[1] for fourth quarter 2024 decreased 8% from fourth quarter 2023, primarily driven by lower contributions from Cigna Healthcare due to higher stop loss medical costs, partially offset by strong contributions from Evernorth Health Services, particularly within Specialty and Care Services.

•	Adjusted income from operations[1] for 2024 increased 4% from 2023, primarily reflecting strong contributions from Evernorth Health Services.

•
The SG&A expense ratio[4] and adjusted SG&A expense ratio[4] were 5.9% and 5.7%, respectively, for fourth quarter 2024, compared to 7.9% and 7.4%, respectively, in fourth quarter 2023, reflecting business mix shift, strong revenue growth, and continued operating efficiency. The SG&A expense ratio[4] and adjusted SG&A expense ratio[4] were 6.0% and 5.9%, respectively, for 2024, compared to 7.6% and 7.3%, respectively, in 2023.

•
In 2024, the Company repurchased 20.9 million shares of common stock for approximately $7.0 billion. In addition, the Board of Directors has approved an increase of $6.0 billion in incremental share repurchase authorization, bringing the company's total share repurchase authority to $10.3 billion as of December 31, 2024.

•
On January 30, 2025, the Company’s Board of Directors declared a cash quarterly dividend of $1.51 per share of Cigna common stock to be paid on March 20, 2025 to shareholders of record as of the close of trading on March 5, 2025. This reflects an 8% increase from the 2024 cash quarterly dividend of $1.40 per share.

CUSTOMER RELATIONSHIPS

The following table summarizes The Cigna Group’s medical customers and overall customer relationships:

Customer Relationships (in thousands):

	As of the Periods Ended
	December 31,
	2024	2023

Total Pharmacy Customers[5]	118,304	98,570

U.S. Healthcare	17,502	18,170
International Health	1,645	1,610
Total Medical Customers[5]	19,147	19,780

Behavioral Care	23,932	24,956
Dental	18,258	18,543
Medicare Part D	2,571	2,550

Total Customer Relationships[5]	182,212	164,399

•	Total customer relationships[5] at December 31, 2024 increased 11% from December 31, 2023 to 182.2 million.

•	Total pharmacy customers[5] at December 31, 2024 increased 20% from December 31, 2023 to 118.3 million due to new sales and the continued expansion of relationships.

•	Total medical customers[5] at December 31, 2024 were 19.1 million, primarily reflecting a decrease in Individual and Family Plans customers, driven by targeted pricing actions in certain geographies.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 1 for a reconciliation of adjusted income from operations1 to shareholders’ net income.

Evernorth Health Services

This segment includes the Pharmacy Benefit Services and Specialty and Care Services operating segments, which provide independent and coordinated health solutions and capabilities to enable the health care system to work better and help people live richer, healthier lives.

Pharmacy Benefit Services drives high-quality, cost-effective pharmacy care through various services such as drug claim adjudication, retail pharmacy network administration, benefit design consultation, drug utilization review, drug formulary management and access to our home delivery pharmacy. Specialty and Care Services provides specialty drugs for the treatment of complex and rare diseases, specialty distribution of pharmaceuticals and medical supplies, as well as clinical programs to help our clients drive better whole-person health outcomes through care services.

Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Total Adjusted Revenues
Pharmacy Benefit Services	$30,273	$20,553	$111,822	$76,792
Specialty and Care Services	$23,471	$19,966	$90,333	$76,707
Adjusted Revenues[3]	$53,744	$40,519	$202,155	$153,499
Adjusted Income from Operations, Pre-Tax
Pharmacy Benefit Services	$1,198	$1,146	$3,577	$3,469
Specialty and Care Services	$948	$744	$3,424	$2,973
Adjusted Income from Operations, Pre-Tax[1]	$2,146	$1,890	$7,001	$6,442
Margin, Pre-Tax[6]	4.0%	4.7%	3.5%	4.2%

•
Evernorth Health Services fourth quarter 2024 adjusted revenues[3] and adjusted income from operations, pre-tax[1], increased 33% and 14%, respectively, relative to fourth quarter 2023. For the full year, adjusted revenues[3] and adjusted income from operations, pre-tax[1], increased 32% and 9%, respectively, relative to 2023.

•	For Pharmacy Benefit Services:
◦	Fourth quarter and full year 2024 adjusted revenues[3] increased 47% and 46%, relative to fourth quarter and full year 2023, respectively, reflecting client wins and organic growth.

◦
Fourth quarter and full year 2024, adjusted income from operations, pre-tax[1], increased 5% and 3%, relative to fourth quarter and full year 2023, reflecting continued affordability improvements, partially offset by planned investments to support future growth.

•	For Specialty and Care Services:
◦	Fourth quarter and full year 2024 adjusted revenues[3] both increased 18%, relative to fourth quarter and full year 2023, reflecting client wins and strong specialty volume growth.

◦
Fourth quarter and full year 2024 adjusted income from operations, pre-tax[1], increased 27% and 15%, respectively, relative to fourth quarter and full year 2023, reflecting strong organic growth in specialty businesses, including increased Humira biosimilar adoption, as well as growth in clinical care services, partially offset by strategic investments to support business growth and the continued advancement of our capabilities and solutions.

Cigna Healthcare

This segment includes the U.S. Healthcare and International Health operating segments, which provide comprehensive medical and coordinated solutions to clients and customers. U.S. Healthcare provides medical plans and other benefits and solutions for insured and self-insured clients, Medicare Advantage, Medicare Supplement and Medicare Part D plans for seniors and individual health insurance plans. International Health solutions include health care coverage in our international markets, as well as health care benefits for globally mobile individuals and employees of multinational organizations.

Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Adjusted Revenues[3,7]	$13,331	$13,005	$52,914	$51,205
Adjusted Income from Operations, Pre-Tax[1]	$511	$969	$4,229	$4,478
Margin, Pre-Tax[6]	3.8%	7.5%	8.0%	8.7%

•
Fourth quarter and full year 2024 adjusted revenues[3,7] both increased 3% relative to fourth quarter and full year 2023, reflecting premium rate increases, partially offset by a decrease in Individual and Family Plans customers. Excluding the impact of lower Individual and Family Plans premiums, adjusted revenues[3,7] for both periods increased 6%.

•
Fourth quarter and full year 2024 adjusted income from operations, pre-tax[1], decreased 47% and 6%, respectively, relative to fourth quarter and full year 2023, primarily driven by a higher MCR[4], partially offset by continued operating efficiency.

•
The Cigna Healthcare MCR[4] was 87.9% and 83.2% for fourth quarter and full year 2024, respectively, compared to 82.2% and 81.3% for fourth quarter and full year 2023. The increases for both the fourth quarter and the full year were primarily driven by higher stop loss medical costs.

•
Cigna Healthcare net medical costs payable[8] was $4.86 billion at December 31, 2024, $4.93 billion at September 30, 2024, and $4.86 billion at December 31, 2023. Favorable prior year reserve development on a gross pre-tax basis was $456 million and $279 million for 2024 and 2023, respectively.

Corporate and Other Operations

Corporate reflects interest expense, amounts not allocated to operating segments and includes intersegment eliminations. Additionally, this discussion includes items reported in Other Operations, which is comprised of Corporate Owned Life Insurance (“COLI”), the Company’s run-off operations and other non-strategic businesses.

Financial Results (dollars in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023[3]

Adjusted (Loss) from Operations, Pre-Tax[1]	$(424)	$(400)	$(1,697)	$(1,602)

•
Fourth quarter and full year 2024 adjusted loss from operations, pre-tax[1], was $424 million and $1,697 million, respectively, compared to $400 million and $1,602 million for fourth quarter and full year 2023, primarily reflecting the impact of higher interest expense.

2025 OUTLOOK2

The Cigna Group’s outlook2 for full year 2025 consolidated adjusted income from operations1,2 is at least $29.50 per share2. Additionally, this outlook includes the impact of expected future share repurchases, anticipated 2025 dividends and assumes that the previously announced divestiture of the Company’s Medicare businesses will close in the first quarter of 2025.

(dollars in millions, except where noted and per share amounts)

2025 Consolidated Metrics	Projection for Full Year Ending December 31, 2025
Adjusted Revenues[2,3]	at least $252,000
Adjusted Income from Operations[1,2]	at least $7,900
Adjusted Income from Operations, per share[1,2]	at least $29.50
Adjusted SG&A Expense Ratio[2,4]	~5.4%
Adjusted Effective Tax Rate[2,9]	~19.0%
Cash Flow from Operations[2]	~$10,000
Capital Expenditures[2]	~$1,400
Shareholder Dividends[2]	~$1,600
Weighted Average Shares Outstanding (millions)[2]	266 to 270

2025 Evernorth Metrics
Evernorth Adjusted Income from Operations, Pre-Tax[1,2]	at least $7,200

2025 Cigna Healthcare Metrics
Cigna Healthcare Adjusted Income from Operations, Pre-Tax[1,2]	at least $4,100
Cigna Healthcare Medical Care Ratio[2,4]	83.2% to 84.2%
Total Medical Customers[2,5]	~18.1M

The foregoing statements represent the Company’s current estimates of The Cigna Group's 2025 consolidated and segment adjusted income from operations1,2 and other key metrics as of the date of this release.  Actual results may differ materially depending on a number of factors.  Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on The Cigna Group’s website in the Investor Relations section (https://investors.thecignagroup.com/overview/default.aspx). Management will be hosting a conference call to review fourth quarter and full year 2024 results and discuss full year 2025 outlook beginning today at 8:30 a.m. ET.  A link to the conference call is available in the Investor Relations section of The Cigna Group's website located at https://investors.thecignagroup.com/events-and-presentations/default.aspx.

The call-in numbers for the conference call are as follows:
Live Call
(888) 566-1889  (Domestic)
(773) 799-3989   (International)
Passcode: 01302025

Replay
(800) 819-5739   (Domestic)
(203) 369-3350  (International)

It is strongly suggested you dial in to the conference call by 8:15 a.m. ET.

About The Cigna Group

The Cigna Group (NYSE: CI) is a global health company committed to creating a better future built on the vitality of every individual and every community. We relentlessly challenge ourselves to partner and innovate solutions for better health. The Cigna Group includes products and services marketed under Evernorth Health Services, Cigna Healthcare, or its subsidiaries. The Cigna Group maintains sales capabilities in more than 30 markets and jurisdictions, and has approximately 182 million customer relationships around the world. Learn more at thecignagroup.com.

Notes:

1.
Adjusted income (loss) from operations is a principal financial measure of profitability used by The Cigna Group’s management because it presents the underlying results of operations of the Company’s businesses and facilitates analysis of trends in underlying revenue, expenses and shareholders’ net income (loss). Adjusted income (loss) from operations is defined as shareholders’ net income (loss) (or income (loss) before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding net investment gains/losses, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. Adjusted income (loss) from operations is measured on an after-tax basis for consolidated results and on a pre-tax basis for segment results. Consolidated adjusted income (loss) from operations is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income (loss). See Exhibit 1 for a reconciliation of consolidated adjusted income from operations to shareholders’ net income (loss).

2.
Management is not able to provide a reconciliation of adjusted income from operations to shareholders’ net income (loss), on a forward-looking basis because it is unable to predict, without unreasonable effort, certain components thereof including (i) future net investment results and (ii) future special items. These items are inherently uncertain and depend on various factors, many of which are beyond The Cigna Group’s control. As such, any associated estimate and its impact on shareholders’ net income and total revenues could vary materially.

The Company’s outlook excludes the potential effects of any other business combinations that may occur after the date of this earnings release. The Company’s outlook includes the potential effects of expected future share repurchases and anticipated 2025 dividends.

The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternate uses of capital. The share repurchase program may be effected through open market purchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, including through Rule 10b5-1 trading plans, or privately negotiated transactions. The program may be suspended or discontinued at any time.

3.
Adjusted revenues is used by The Cigna Group’s management because it facilitates analysis of trends in underlying revenue. The Company defines adjusted revenues as total revenues excluding the following adjustments: special items and The Cigna Group's share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. We exclude these items from this measure because management believes they are not indicative of past or future underlying performance of the business. For the twelve months ended December 31, 2024, special items reflects an impairment of dividend receivable for VillageMD accrued dividends of $182.0 million. Adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, total revenues. See Exhibit 1 for a reconciliation of consolidated adjusted revenues to total revenues.

4.	Operating ratios are defined as follows:
•
The Cigna Healthcare medical care ratio (“MCR”) represents medical costs as a percentage of premiums for all Cigna Healthcare risk products provided through guaranteed cost or experience-rated funding arrangements. Changes in percentages may be expressed in basis points ("bps").

•
SG&A expense ratio on a GAAP basis for the fourth quarter 2024 represents enterprise selling, general and administrative expenses of $3,865 million as a percentage of total revenue of $65.6 billion at a consolidated level. SG&A expense ratio on a GAAP basis for the fourth quarter 2023 represents enterprise selling, general and administrative expenses of $4,062 million as a percentage of total revenue of $51.1 billion at a consolidated level.

•
SG&A expense ratio on a GAAP basis for the full year 2024 represents enterprise selling, general and administrative expenses of $14,844 million as a percentage of total revenue of $247.1 billion at a consolidated level. SG&A expense ratio on a GAAP basis for the full year 2023 represents enterprise selling, general and administrative expenses of $14,822 million as a percentage of total revenue of $195.3 billion at a consolidated level.

•
Adjusted SG&A expense ratio for the fourth quarter 2024 represents enterprise selling, general and administrative expenses of $3,767 million excluding special items of $98 million as a percentage of adjusted revenue at a consolidated level. Adjusted SG&A expense ratio for the fourth quarter 2023 represents enterprise selling, general and administrative expenses of $3,785 million excluding special items of $277 million as a percentage of adjusted revenue at a consolidated level.

•
Adjusted SG&A expense ratio for the full year 2024 represents enterprise selling, general and administrative expenses of $14,569 million excluding special items of $275 million as a percentage of adjusted revenue at a consolidated level. Adjusted SG&A expense ratio for the full year 2023 represents enterprise selling, general and administrative expenses of $14,324 million excluding special items of $498 million as a percentage of adjusted revenue at a consolidated level.

5.	Customer relationships are defined as follows:
•
Total medical customers includes individuals who meet any one of the following criteria: are covered under a medical insurance policy, managed care arrangement, or service agreement issued by Cigna Healthcare; have access to Cigna Healthcare's provider network for covered services under their medical plan; or have medical claims that are administered by Cigna Healthcare.

6.	Margin, pre-tax, is calculated by dividing adjusted income (loss) from operations, pre-tax by adjusted revenues for each segment.

7.
The Cigna Group owns noncontrolling interests in certain operating joint ventures. As such, the adjusted revenues for the Cigna Healthcare segment only include the Company’s share of the joint ventures’ earnings reported in Fees and Other Revenues using the equity method of accounting under GAAP. Adjusted revenues excluding Individual and Family Plans premiums for fourth quarter 2024 and full year 2024 are $12,396 million and $48,963 million respectively. Adjusted revenues excluding Individual and Family Plans premiums for fourth quarter 2023 and full year 2023 are $11,687 million and $46,117 million respectively.

Financial Results (dollars in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Cigna Healthcare Adjusted Revenues[3]	$13,331	$13,005	$52,914	$51,205
Less: Individual and Family Plans premiums	935	1,318	3,951	5,088
Cigna Healthcare Adjusted Revenues[3] excluding Individual and Family Plans premiums	$12,396	$11,687	$48,963	$46,117

8.
Medical costs payable within the Cigna Healthcare segment are presented net of reinsurance and other recoverables. The gross medical costs payable balance was $5.02 billion as of December 31, 2024, $5.09 billion as of September 30, 2024, and $5.09 billion as of December 31, 2023.

9.
The measure “adjusted effective tax rate” is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “consolidated effective tax rate”. We define adjusted effective tax rate as the consolidated income tax rate applicable to the Company’s pre-tax income excluding pre-tax income (loss) attributable to noncontrolling interests, net investment results, amortization of acquired intangible assets, and special items. The Cigna Group's share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Management is not able to provide a reconciliation to the consolidated effective tax rate on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including (i) future net investment results and (ii) future special items.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made in connection with this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on The Cigna Group's current expectations and projections about future trends, events and uncertainties. These statements are not historical facts. Forward-looking statements may include, among others, statements concerning our projected outlook for 2025 (including adjusted revenues; adjusted income from operations, including on a per share, and segment basis; adjusted SG&A expense ratio; adjusted effective tax rate; cash flow from operations; capital expenditures; shareholder dividends; weight average shares outstanding; medical care ratio; and total medical customers); future financial or operating performance, including our ability to improve the health and vitality of those we serve; future growth, business strategy and strategic or operational initiatives, including our ability to successfully implement actions across our business to strengthen our platform and build a more sustainable model for healthcare; economic, regulatory or competitive environments; capital deployment plans and amounts available for future deployment; our prospects for growth in the coming years; and other statements regarding The Cigna Group’s future beliefs, expectations, plans, intentions, liquidity, cash flows, financial condition or performance. You may identify forward-looking statements by the use of words such as “believe,” “expect,” “project,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such risks and uncertainties include, but are not limited to: our ability to achieve our strategic and operational initiatives; our ability to adapt to changes in an evolving and rapidly changing industry; our ability to compete effectively, differentiate our products and services from those of our competitors and maintain or increase market share; price competition and other pressures that could compress our margins or result in premiums that are insufficient to cover the cost of services delivered to our customers; the potential for actual claims to exceed our estimates related to expected medical claims; our ability to develop and maintain satisfactory relationships with health care payers, physicians, hospitals, other health service providers and with producers and consultants; our ability to maintain relationships with one or more key pharmaceutical manufacturers or if payments made or discounts provided decline; changes in the pharmacy provider marketplace or pharmacy networks; changes in drug pricing or industry pricing benchmarks; our ability to invest in and properly maintain our information technology and other business systems; our ability to prevent or contain effects of a potential cyberattack or other privacy or data security incident; risks related to our use of artificial intelligence and machine learning; political, legal, operational, regulatory, economic and other risks that could affect our multinational operations, including currency exchange rates; risks related to strategic transactions and realization of the expected benefits of such transactions, as well as integration or separation difficulties or underperformance relative to expectations which could lead to an impairment charge; dependence on success of relationships with third parties; risk of significant disruption within our operations or among key suppliers or third parties; potential liability in connection with managing medical practices and operating pharmacies, onsite clinics and other types of medical facilities; our ability to attract, develop, retain and manage the succession of key employees and executives; the substantial level of government regulation over our business and the potential effects of new laws or regulations or changes in existing laws or regulations; uncertainties surrounding participation in government-sponsored programs such as Medicare; the outcome of litigation, regulatory audits and investigations; compliance with applicable privacy, security and data laws, regulations and standards; potential failure of our prevention, detection and control systems; unfavorable economic and market conditions, the risk of a recession or other economic downturn and resulting impact on employment metrics, stock market or changes in interest rates and risks related to a downgrade in financial strength ratings of our insurance subsidiaries; the impact of our significant indebtedness and the potential for further indebtedness in the future; credit risk related to our reinsurers; as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available through the Investor Relations section of www.thecignagroup.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. The Cigna Group undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

THE CIGNA GROUP	Exhibit 1
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in millions, except per share amounts)	2024	2023	2024	2023

REVENUES

Pharmacy revenues	$49,941	$36,604	$185,362	$137,243
Premiums	11,503	11,175	45,996	44,237
Fees and other revenues	3,928	3,045	14,790	12,619
Net investment income	277	290	973	1,166
Total revenues	65,649	51,114	247,121	195,265
Net investment results from certain equity method investments	34	35	(204)	57
Special item related to impairment of dividend receivable	—	—	182	—
Adjusted revenues (1)	$65,683	$51,149	$247,099	$195,322

Shareholders' net income	$1,424	$1,029	$3,434	$5,164
Pre-tax adjusted income (loss) from operations by segment
Evernorth Health Services	$2,146	$1,890	$7,001	$6,442
Cigna Healthcare	511	969	4,229	4,478
Corporate and Other Operations	(424)	(400)	(1,697)	(1,602)
Adjusted income tax expense	(388)	(460)	(1,792)	(1,870)
Consolidated after-tax adjusted income from operations	$1,845	$1,999	$7,741	$7,448

Weighted average shares (in thousands)	277,784	294,565	283,218	296,882
Common shares outstanding (in thousands)			273,789	292,504
SHAREHOLDERS' EQUITY at December 31,			$41,033	$46,223
SHAREHOLDERS' EQUITY PER SHARE at December 31,			$149.87	$158.03

	Three Months Ended				Years Ended
	December 31,				December 31,
	2024		2023		2024		2023
(Dollars in millions, except per share amounts)	Pre-tax	After- tax	Pre-tax	After- tax	Pre-tax	After- tax	Pre-tax	After- tax

SHAREHOLDERS' NET INCOME

Shareholders' net income		$1,424		$1,029		$3,434		$5,164
Adjustments to reconcile adjusted income from operations
Net investment (gains) losses (2)	$(34)	(18)	$69	58	$2,533	2,529	$135	114
Amortization of acquired intangible assets	424	375	451	360	1,703	1,347	1,819	1,413
Special Items
Integration and transaction-related costs	98	76	25	20	275	211	45	35
Impairment of dividend receivable	—	—	—	—	182	138	—	—
Deferred tax expenses (benefits), net	—	9	—	(1,071)	—	84	—	(1,071)
Net (gain) loss on sale of businesses	(130)	(21)	1,478	1,410	(24)	(2)	1,499	1,429
Charge for organizational efficiency plan	—	—	252	193	—	—	252	193
Charges associated with litigation matters	—	—	—	—	—	—	201	171
Adjusted income from operations (3)		$1,845		$1,999		$7,741		$7,448

DILUTED EARNINGS PER SHARE

Shareholders' net income		$5.13		$3.49		$12.12		$17.39
Adjustments to reconcile to adjusted income from operations
Net investment (gains) losses (2)	$(0.12)	(0.06)	$0.23	0.20	$8.95	8.93	$0.45	0.38
Amortization of acquired intangible assets	1.53	1.34	1.53	1.22	6.01	4.76	6.13	4.77
Special Items
Integration and transaction-related costs	0.35	0.27	0.08	0.07	0.97	0.75	0.15	0.12
Impairment of dividend receivable	—	—	—	—	0.64	0.49	—	—
Deferred tax expenses (benefits), net	—	0.03	—	(3.64)	—	0.30	—	(3.61)
Net (gain) loss on sale of businesses	(0.47)	(0.07)	5.02	4.79	(0.08)	(0.02)	5.05	4.81
Charge for organizational efficiency plan	—	—	0.86	0.66	—	—	0.85	0.65
Charges associated with litigation matters	—	—	—	—	—	—	0.68	0.58
Adjusted income from operations		$6.64		$6.79		$27.33		$25.09

(1)  Adjusted revenues is defined as total revenues excluding the following adjustments: special items and The Cigna Group’s share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. These items are excluded because they are not indicative of past or future underlying performance of our businesses.
(2) Includes Net investment gains/losses as presented in our Consolidated Statements of Income, as well as the Company's share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting, which are presented within Fees and other revenues in our Consolidated Statements of Income.
(3) Adjusted income (loss) from operations is defined as shareholders’ net income (loss) (or income (loss) before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding the following adjustments: net investment gains/losses, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded.